EXHIBIT 10.1

                     FEE AGREEMENT FOR PROFESSIONAL SERVICES


         This agreement is between Orbit Technologies, Inc., a Delaware corporation, ("Client" or "Company") whose address is 5950 La Place Court, Suite 140, Carlsbad, CA 92008 and Richard O. Weed, of the firm Weed & Co. L.P. ("Attorney") whose address is 4695 MacArthur Court, Suite 530, Newport Beach, California 92660.

         Attorney has agreed to provide legal services to Client with respect to any and all legal matters or special projects referred to Attorney by Client from time to time. Each legal matter, special project or task shall be defined and agreed upon and thereafter reduced to writing. This agreement is made in advance as to the conditions and guidelines that will govern the relationship between the parties.

         To protect both of the parties and to comply with professional obligations, we have already discussed with each other and resolved any potential conflicts of interest with present or former clients. The services that Attorney will provide shall be in accordance with the following terms and conditions:

PROFESSIONAL FEES

         Fees will be based upon the reasonable value of Attorney's services as determined in accordance with the American Bar Association Model Code of Professional Responsibility and the California & Texas Rules of Professional Conduct. Fees will be based on the rates charged by Attorney.

         Attorney's rate is $200 per hour. It is anticipated that Client and Attorney will agree on a fixed fee for special projects from time to time. The fixed fee arrangements for special projects will be agreed to in writing from time to time.

         Client understands Attorney's billing rate may be reasonably adjusted from time to time, but not more frequently than annually. Notice of any such adjustments will be given within a reasonable time. Client further understands that during the course of Attorney's engagement, it may be necessary or advisable to delegate various portions of this matter to others.

COSTS AND EXPENSES

         Client understands that in the course of representation, it may be necessary for Attorney to incur certain costs or expenses. Client will reimburse Attorney for certain costs or expenses actually incurred and reasonably necessary for completing the assigned matter, as long as the charges for costs and expenses are competitive with other sources of the same products or services. More particularly, Client will reimburse Attorney in accordance with the following guidelines:

         1. COMPUTER-RELATED EXPENSES - Client will reimburse Attorney for computerized research and research services. However, any charges over $500 per month will require approval. Client also encourages Attorney to utilize computer services that will enable Attorney to more efficiently manage the projects.

         2. TRAVEL - Client will reimburse Attorney for expenses in connection with out of town travel. However, Client will only reimburse for economy class travels (except for international travel which shall be business class) and, where necessary, for the reasonable cost of a rental car. All related travel expenses, i.e., lodging and meals, must be reasonable under the circumstances.

         3. FILING FEES & COURT COSTS - Client will reimburse Attorney for expenses incurred in connection with filing fees and court costs, if any, but will not be responsible for sanctions or penalties imposed due to the conduct of Attorney.

BILLING

         All bills will include a summary statement of the kinds of services rendered during the relevant period. Client expects that Attorney will maintain back-up documentation for all expenses. Client expects to be billed monthly or at the conclusion of each project and expects to pay Attorney's invoices as described below.

PAYMENT

         As payment for services and costs, Client has proposed and Attorney has agreed, that Client place a block of 50,000 shares of free trading Company stock in Attorney's name with a national securities broker. At least once a month, Attorney will send Client a statement for fees and costs, with written notice to the brokerage firm of the dollar amount of such statement. Unless objection is made to the bill, sufficient Company stock, net of commission, shall then be liquidated forthwith at the prevailing market rate to satisfy such statement. Attorney has not been engaged to perform, nor will Attorney agree to perform any services in connection with a capital raising transaction in exchange for shares. The rules and regulations of the United States Securities and Exchange Commission do not allow the use of a Form S-8 registration statement under such circumstances. Any fees for services that are in connection with a capital raising transaction shall be paid in cash.

         In the course of Attorney's representation of the Company, if all the stock is liquidated, a new block of stock sufficient to cover projected fees and costs, in an amount contemporaneously agreed to by the parties, will again be placed with the brokerage firm, under the terms and conditions outlined above. At the conclusion of Attorney's representation of Client and the payment of all final fees and costs, any unused stock shall forthwith be returned to Client.

         Client has agreed to promptly register such blocks of stock pursuant to Form S-3 or Form S-8 at its own expense and deliver such stock to the Attorney or brokerage firm upon the filing and effectiveness of the Registration Statement.

STOCK OPTION

         As an incentive for Attorney to represent the Client and to increase Attorney's proprietary interest in the success of the Company, thereby encouraging him to maintain his relationship with the Company, the Client hereby grants to Attorney options to purchase shares of the Client's common stock. As an initial option, the Client hereby grants Attorney the right to purchase 150,000 shares of the Client's common stock at a price of $.45 per share. Further, every six months following the date hereof that this agreement remains in effect, the Company shall grant to Attorney an option to purchase an additional 50,000 shares of Client's common stock at a price equal to 125% of the closing bid price for the trading day immediately prior to the date of the grant. All stock options are non-transferable and will expire unless exercised on or before December 31, 2004 or 3 years from the date of the grant, whichever is later. The amount of the stock options granted by this agreement shall not be subject to any adjustment in the event of a reverse split of the Company's capital stock. Client has agreed to promptly register the shares of common stock underlying the stock options at its own expense.

INVOLVEMENT OF CLIENT

         Client expects to be kept closely involved with the progress of Attorney's services in this matter. Attorney will keep Client apprised of all material developments in this matter, and, in the case of litigation or administrative proceedings, will provide sufficient notice to enable a representative to attend meetings, conferences, hearings and other proceedings. A copy of all correspondence in the course of Attorney's services will be forwarded to Client.

         There may be times when Attorney will need to obtain information from Client. All requests for access to documents, employees, or other information shall be granted without unreasonable delay. At the conclusion of this matter, all documents obtained shall be returned upon request.

TERMINATION

         Client shall have the right to terminate Attorney's engagement by written notice at any time. Attorney has the same right to terminate this engagement, subject to an obligation to give Client reasonable notice to permit it to obtain alternative representation or services and subject to applicable ethical provisions. Attorney will be expected to provide reasonable assistance in effecting a transfer of responsibilities to the new firm.

DISPUTES

         The laws of the State of California shall govern the interpretation of this agreement, including all rules or codes of ethics which apply to the provision of services. Other than disputes involving fees, that are covered by the Mandatory Fee Arbitration Statutes, all disputes between us arising out of this agreement which cannot be settled, shall be resolved through binding arbitration in Orange County, California in accordance with the rules for resolution of commercial disputes, then in effect, of the American Arbitration Association, and judgment upon the award may be entered in any Court having jurisdiction thereof. It is further agreed that the arbitrators may, in their sole discretion, award attorneys' fees to the prevailing party.

Dated: July 17, 2000

Client
Orbit Technologies, Inc.



By: /s/ James A. Giansiracusa
    -------------------------
Name: James A. Giansiracusa
Title: Chief Financial Officer

Weed & Co. L.P.



By: /s/ Richard O. Weed
    -------------------
Name: Richard O. Weed
Title: Managing Director/Special Projects